Exhibit 99.2

Report of Independent Auditors
and Consolidated Financial Statements

Nickel Road Operating LLC and Subsidiaries

December 31, 2023 and 2022

Report of Independent Auditors

The Management Committee

Nickel Road Operating LLC and Subsidiaries

Report on the Audit of the Financial Statements

Opinion

We have audited the consolidated financial statements of Nickel Road Operating LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, changes in members’ capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Nickel Road Operating LLC and Subsidiaries as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Nickel Road Operating LLC and Subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Nickel Road Operating LLC and Subsidiaries’ ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

1

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Nickel Road Operating LLC and Subsidiaries’ internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Nickel Road Operating LLC and Subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Other Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplemental schedules concerning oil and gas producing properties in Notes 10 and 11 are presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Because of the significance of the matter described above, it is inappropriate to, and we do not, express an opinion on this supplementary information.

Denver, Colorado

March 14, 2024

2

Consolidated Financial Statements

3

Nickel Road Operating LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2023 and 2022

	2023	2022

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$336,115	$276,039
Restricted cash	-	3,200,000
Joint interest receivable	897,804	197,655
Accrued oil and gas sales	5,658,034	3,861,311
Derivative asset, current	270,925	-
Prepaid expenses	426,404	693,325

Total current assets	7,589,282	8,228,330

OIL AND GAS PROPERTIES, at cost (successful efforts method)
Proved properties	137,855,719	113,415,744
Unproved properties	1,690,690	1,068,954
Accumulated depletion	(41,010,449)	(25,691,574)

Total oil and gas properties, net	98,535,960	88,793,124

OTHER NONCURRENT ASSETS
Right-of-use asset, net	325,933	-

TOTAL ASSETS	$106,451,175	$97,021,454

See accompanying notes.

4

Nickel Road Operating LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2023 and 2022

	2023	2022

LIABILITIES AND MEMBERS’ CAPITAL

CURRENT LIABILITIES
Accounts payable	$1,801,926	$1,921,542
Accrued liabilities	12,178,821	9,150,627
Due to related party	114,346	255,743
Current maturities of long-term debt, net of deferred financing costs	3,800,000	-
Short-term lease liability	192,384	-
Derivative liability, current	-	2,727,867

Total current liabilities	18,087,477	14,055,779

NONCURRENT LIABILITIES
Long-term debt, net of current portion and deferred financing costs	16,660,116	25,036,040
Long-term lease liability	133,550	-
Asset retirement obligations	1,347,493	1,167,701

Total noncurrent liabilities	18,141,159	26,203,741

Total liabilities	36,228,636	40,259,520

COMMITMENTS AND CONTINGENCIES (Note 7)

MEMBERS’ CAPITAL
Contributed capital	64,025,830	64,025,830
Distributed capital	(64,300,000)	(58,000,000)
Retained earnings	70,496,709	50,736,104

Total members’ capital	70,222,539	56,761,934

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$106,451,175	$97,021,454

See accompanying notes.

5

Nickel Road Operating LLC and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2023 and 2022

	2023	2022
REVENUES
Oil and gas sales	$48,169,114	$66,059,962

OPERATING EXPENSES
Production taxes	4,408,520	4,975,383
Lease operating	4,616,425	3,942,294
Depreciation, depletion, and amortization	16,115,889	17,760,179
General and administrative	4,068,463	4,259,939
Impairment	5,077,697	-
Lease expirations	-	329,911

Total operating expenses	34,286,994	31,267,706

INCOME FROM OPERATIONS	13,882,120	34,792,256

OTHER INCOME (EXPENSE)
Interest expense	(2,025,960)	(936,453)
Gain on sale of oil and gas properties	5,925,755	25,331,465
Realized loss on derivative instruments	(1,021,596)	(21,751,084)
Unrealized gain on derivative instruments	2,998,792	3,286,777
Other income	4,227	20,029
Income tax expense	(18,000)	(4,748)
Interest income	15,267	41,152

Total other income	5,878,485	5,987,138

NET INCOME	$19,760,605	$40,779,394

See accompanying notes.

6

Nickel Road Operating LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Capital

Years Ended December 31, 2023 and 2022

	Class A	Class B	Retained Earnings	Total Members’
	Capital	Capital	(Deficit)	Equity

BALANCE, January 1, 2022	$64,025,830	$-	$9,956,710	$73,982,540

Capital distributions	(58,000,000)	-	-	(58,000,000)
Net income	-	-	40,779,394	40,779,394

BALANCE, December 31, 2022	6,025,830	-	50,736,104	56,761,934

Capital distributions	(6,300,000)	-	-	(6,300,000)
Net income	-	-	19,760,605	19,760,605

BALANCE, December 31, 2023	$(274,170)	$-	$70,496,709	$70,222,539

See accompanying notes.

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Nickel Road Operating LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,760,605	$40,779,394
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion, and amortization	16,115,889	17,760,179
Impairment	5,077,697	-
Amortization of debt issuance costs	104,395	140,941
Gain on sale of oil and gas properties	(5,925,755)	(25,331,465)
Lease expirations	-	329,911
Unrealized gain on derivative instruments	(2,998,792)	(3,286,777)
Change in operating assets and liabilities
Accounts receivable	(2,496,872)	4,505,745
Prepaid expenses	266,921	(42,120)
Accounts payables	(119,616)	105,677
Due to related party	(141,397)	167,993
Accrued liabilities	4,472,384	24,449

Net cash from operating activities	34,115,459	35,153,927

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of oil and gas properties	(32,429,078)	(37,025,536)
Proceeds from the sale of oil and gas properties	6,154,013	58,693,653

Net cash (used in) from investing activities	(26,275,065)	21,668,117

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	68,116,667	29,700,000
Repayment of debt	(72,633,333)	(25,175,000)
Debt issuance costs	(163,652)	(19,377)
Capital distributions	(6,300,000)	(58,000,000)

Net cash used in financing activities	(10,980,318)	(53,494,377)

NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(3,139,924)	3,327,667

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, beginning of year	3,476,039	148,372

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, end of year	$336,115	$3,476,039

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED
CASH, end of year
Cash and cash equivalents	$336,115	$276,039
Restricted cash	-	3,200,000

Cash, cash equivalents, and restricted cash, end of year	$336,115	$3,476,039

SUPPLEMENTAL CASH FLOW INFORMATION
Capital expenditures in accounts payable and accrued liabilities	$316,880	$-

Asset retirement obligations incurred, net	$126,707	$209,652

Asset retirement obligations settled	$-	$185,440

Right-of-use asset obtained in exchange for lease obligations	$388,011	$-

Cash paid for interest	$1,821,998	$853,027

See accompanying notes.

8

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies

Organization – Nickel Road Operating LLC , a Delaware limited liability company (the Company), was formed on July 25, 2017, for the purpose of engaging in the evaluation, acquisition, exploration, drilling, development, and production of oil and gas in the United States of America. The Company shall continue in existence until it is liquidated or dissolved under the terms of the Amended Limited Liability Company Agreement (the LLC Agreement).

As a Limited Liability Company (LLC), the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC, and unless otherwise noted, the individual member’s liability for indebtedness of an LLC is limited to the member’s capital contributions.

Basis of presentation – The Company follows accounting standards established by the Financial Accounting Standards Board (FASB). The FASB sets accounting principles generally accepted in the United States of America (GAAP) to ensure consistent reporting of the Company’s financial condition, results of operations, and cash flows. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification (ASC) or “Codification.”

Use of estimates in the preparation of financial statements – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation, depletion, and amortization of oil and gas properties and the impairment of proved oil and gas properties are determined using estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures, including future costs to dismantle, dispose, and restore the Company’s properties. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way.

Fair value of financial instruments – The Company’s financial instruments consist of cash and cash equivalents, restricted cash, trade receivables, trade payables, accrued liabilities, and derivative financial instruments. The carrying value of cash and cash equivalents, restricted cash, trade payables, accrued liabilities, and derivative financial instruments are considered to be representative of their fair market value due to the short maturity of these instruments. The carrying amount of debt reflected on the consolidated balance sheets approximates fair value as this debt has a variable interest rate that approximates a market interest rate.

Principles of consolidation – The accompanying consolidated financial statements are consolidated and include the accounts of the Company and its wholly owned subsidiaries, Source Rock Royalty LLC, Nickel Road Development LLC, and Peak Stone Properties LLC. All significant intercompany amounts have been eliminated in consolidation.

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Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Cash and cash equivalents – The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents. Cash and cash equivalents are maintained at financial institutions, and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to such balances, and management believes that the Company is not exposed to any significant risks on the balances.

Restricted cash – As of December 31, 2022, the Company held restricted cash of approximately $3,200,000 for accounts held in escrow related to the Company’s sale of Oil and Gas Properties. Per the terms of the Asset Purchase Agreement, see oil and gas properties within Note 1, entered on June 1, 2022, the escrow period is defined as one year from the closing date. The restricted cash balance was released during the period ended December 31, 2023. The Company did not hold any restricted cash as of December 31, 2023.

Accounts receivable – In June of 2016, the FASB issued ASC Topic 326, Financial Instruments - Credit Losses. This new guidance replaces the current incurred loss impairment model with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. This new Current Expected Credit Losses (CECL) model applies to (1) loans, accounts receivable, trade receivables, and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance- sheet credit exposures, (3) debt securities and financial assets measured at fair value, and (4) beneficial interests in securitized financial assets. The Company adopted this ASU effective January 1, 2023. As originally provided for in the CECL standard, the Company applied the new guidance through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, which, for the Company was January 1, 2023, with future adjustment to credit loss expectations recorded through the income statement as charges or credits to earnings. The Company’s adoption of this guidance resulted in no cumulative effect adjustment to retained earnings upon adoption and there was no significant impact to the Company’s operating results during 2023.

Accounts receivable consist of uncollateralized joint interest owner obligations due within 30 days of the invoice date, uncollateralized accrued revenues due under normal trade terms, generally requiring payment within 30 days of production, and other miscellaneous receivables. Management estimates the allowance balance using the relevant available information, from internal and external sources, related to past events, current conditions, and reasonable and supportable forecasts of economic conditions. No allowance for bad debts has been recorded during the years ended December 31, 2023 and 2022.

Significant customers – As of and for the year ended December 31, 2023, the Company’s largest customer generated approximately 90% of sales, and one customer accounted for approximately 95% of accrued oil and gas sales.

As of and for the year ended December 31, 2022, the Company’s two largest customers generated approximately 82% and 15% of sales, and one customer accounted for approximately 88% of accrued oil and gas sales.

10

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Oil and gas properties – The Company accounts for its oil and gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisitions, successful exploratory wells, and development wells are capitalized. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells, delay rentals, and oil and gas production costs. Capitalized costs of proved leasehold costs are depleted on a well-by-well basis using the units-of-production method based on total proved developed producing oil and gas reserves. Other capitalized costs of producing properties are also depleted based on total proved developed producing reserves. Depletion expense for the years ended December 31, 2023 and 2022 was approximately $16,063,000 and $17,712,000, respectively.

The Company assesses its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable, but at least annually. The impairment test compares undiscounted future net cash flows to the assets’ net book value. If the net capitalized costs exceed future net cash flows, then the cost of the property is written down to the estimated fair value. Fair value for oil and natural gas properties is generally determined based on an analysis of discounted future net cash flows adjusted for certain risk factors. General rules for asset impairment described in ASC Topic 360 also apply. Impairment of proved properties as of December 31, 2023 and 2022 was approximately $4,991,000 and $0, respectively.

Unproved properties are assessed periodically on a project-by-project basis to determine whether an impairment has occurred. Management’s assessment includes consideration of the results of exploration activities, commodity price predictions or forecasts, planned future sales, or expiration of all or a portion of such projects. Impairment of unproved properties as of December 31, 2023 and 2022 was approximately $87,000 and $0, respectively.

Gains and losses arising from sales of oil and gas properties are included in other income. However, a partial sale of proved properties within an existing field that does not significantly affect the unit-of-production depletion rate will be accounted for as a normal retirement with no gain or loss recognized. The sale of a partial interest within a proved property is accounted for as a recovery of cost. The partial sale of unproved property is accounted for as a recovery of cost when there is uncertainty of the ultimate recovery of the cost applicable to the interest retained.

On June 1, 2022, the Company entered into an Asset Purchase Agreement with a third party to sell a portion of the Company’s proved and unproved oil and gas properties. The Company sold various oil and gas properties held in the DJ Basin to a third party for $64,000,000; after purchase price adjustments total proceeds were approximately $58,694,000. The oil and gas properties sold by the Company had a carrying value of approximately $33,363,000, resulting in a gain of approximately $25,331,000.

On March 1, 2023, and closed on August 31, 2023, the Company entered into an Asset Purchase Agreement with a third party to sell the Company’s royalty assets owned by the subsidiary, Source Rock Royalty LLC. The Company sold for $7,000,000; after purchase price adjustments total proceeds were approximately $6,405,000. The oil and gas properties sold by the Company had a carrying value of approximately $2,017,000, resulting in a gain of approximately $4,388,000.

11

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Derivative financial instruments – The Company enters into derivative contracts, primarily swaps, and collars to hedge future crude oil and natural gas production in order to mitigate the risk of market price fluctuations. All derivative instruments are recorded on the balance sheet at fair value. The Company has elected not to apply hedge accounting to any of its derivative transactions; consequently, the Company recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in other comprehensive income for those commodity derivatives that qualify as cash flow hedges.

Asset retirement obligations – An asset retirement obligation associated with the retirement of a tangible long-lived asset is recognized as a liability in the period incurred, with an associated increase in the carrying amount of the related long-lived asset and oil and natural gas properties. The cost of the tangible asset, including the asset retirement cost, is depleted over the useful life of the asset. The asset retirement obligation is recorded at its estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligation discounted at the credit-adjusted, risk-free interest rate. Accretion expense is recognized over time, as the discounted liability is accreted to its expected settlement value. Accretion expense is recorded within “Depletion, depreciation, and amortization” in the consolidated statements of operations. If the estimated future cost of the asset retirement obligation changes, an adjustment is recorded to both the asset retirement obligation and the long-lived asset. Revisions to estimated asset retirement obligations can result from changes in retirement cost estimates, revisions to estimated inflation rates, and changes in the estimated timing of abandonment.

Deferred financing costs – Deferred financing costs are capitalized and amortized over the contractual term of the related obligations. Debt issuance costs of approximately $444,000 were recognized within long-term debt as a reduction of the current outstanding balance in 2023, net of approximately $104,000 of amortization expense which is recorded as interest expense. See Note 8 for further details.

Revenue recognition – The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. Revenue from the sale of oil, natural gas liquids (NGLs), and natural gas is recognized as the product is delivered to the customers’ custody transfer points, and collectability is reasonably assured. The Company fulfills the performance obligations under the customer contracts through daily delivery of oil, NGLs, and natural gas to the customers’ custody transfer points, and revenues are recorded on a monthly basis. The prices received for oil, NGLs, and natural gas sales under the Company’s contracts are generally derived from stated market prices, which are then adjusted to reflect deductions, including transportation, fractionation, and processing. As a result, the revenues from the sale of oil, NGLs, and natural gas will decrease if market prices decline. The sales of oil, NGLs, and natural gas, as presented on the condensed consolidated statements of operations, represent the Company’s share of revenues, net of royalties and excluding revenue interests owned by others. When selling oil, NGLs, and natural gas on behalf of royalty owners or working interest owners, the Company is acting as an agent and, thus, reports the revenue on a net basis. To the extent actual volumes and prices of oil, NGLs, and natural gas sales are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and prices for those properties are estimated and recorded.

12

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Income taxes – The Company is an LLC, which is not subject to U.S. federal income taxes. Rather, the Company’s taxable income flows through to the owners, who are responsible for paying the applicable income taxes on the income allocated to them. For tax years beginning on or after January 1, 2018, the Company is subject to audit rules enacted as part of the Bipartisan Budget Act of 2015 (the Centralized Partnership Audit Regime). Under the Centralized Partnership Audit Regime, any IRS audit of the Company would be conducted at the Company level, and if the IRS determines an adjustment, the default rule is that the Company would pay an “imputed underpayment,” including interest and penalties, if applicable. The Company may, instead, elect to make a “push-out” election, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own personal income tax returns.

The LLC Agreement does not stipulate how the Company will address imputed underpayments. If the Company receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time. Any payments that the Company ultimately makes on behalf of its current partners will be reflected as a dividend, rather than as a tax expense, at the time that such dividend is declared.

The Company has not recorded any liabilities as of December 31, 2023 or 2022 related to uncertain tax provisions. As of December 31, 2023 or 2022, the Company made no provision for interest or penalties related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and in various states. There are currently no federal or state income tax examinations underway for these jurisdictions.

Leases – In February 2016, the Financial Accounting Standards Board (the FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) which amended the existing lease accounting guidance to require lessees to recognize a right-of-use (ROU) asset and lease liability on the consolidated balance sheets for all leases with terms greater than 12 months. The Company adopted the new lease standard and all related amendments on January 1, 2022. The Company applied a modified retrospective transition approach when adopting this new guidance which resulted in no cumulative-effect adjustments to the opening balance of retained earnings. The Company also elected the package of practical expedients permitted under the transition guidance that retain the lease classification and initial direct costs for any leases that existed prior to adoption of the standard. In addition, the Company has not reassessed the accounting treatment of contracts entered into prior to adoption of the new lease guidance. The Company evaluated whether its contractual arrangements entered into on or after January 1, 2022, contain leases. Specifically, the Company considered whether it can control the underlying asset and have the right to obtain substantially all of the economic benefits or outputs from the asset. The Company evaluated the contractual arrangements, including the agreements governing the operation of both the Company and the Company’s ownership interests in oil and natural gas properties. At adoption, the Company concluded it did not have leases that represented a lessee or lessor as defined in Topic 842. The Company entered into a new lease under Topic 842 during 2023.

13

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Members’ Capital

The Company is a limited liability company with membership interests issued and held by various members. The LLC Agreement authorizes Class A units and Class B units. Class A members are eligible to receive distributions. Upon formation, the Company issued a total of approximately 19,000 Class A units to members in proportion to their initial contributions. As of December 31, 2023 and 2022, $64,025,830 in cumulative capital contributions had been received.

Upon formation, 100 Class B units were granted to certain executives. Class B units are intended to provide compensation to the Class B member upon a liquidation event, subject to returns as described in the LLC Agreement. The requirements to provide compensation to the Class B members had not been met under the arrangement, nor was it considered probable the requirements would be met as of December 31, 2023 and 2022. Therefore, the grant-date fair values were inconsequential, and no amounts were recorded as of December 31, 2023 and 2022 in the accompanying consolidated financial statements.

By the terms of the LLC Agreement, distributions occur according to their respective equity interests, as defined. For the years ending December 31, 2023 and 2022 the Company made distributions to members of approximately $6,300,000 and $58,000,000, respectively.

Note 3 – Asset Retirement Obligations

Asset retirement obligations represent the estimated present value of the amount to plug, abandon, and remediate producing properties at the end of their productive lives in accordance with applicable laws. The following table summarizes the Company’s asset retirement obligation transactions for the years ending December 31, 2023 and 2022:

	2023	2022

Asset retirement obligations, beginning of year	$1,167,701	$1,201,468

Liabilities incurred during the year	208,832	209,652
Change in estimated plugging costs	(82,125)	(106,690)
Liabilities settled during the year	-	(185,440)
Accretion of discount	53,085	48,711

Asset retirement obligation, end of year	$1,347,493	$1,167,701

Note 4 – Hedging and Derivative Financial Instruments

Commodity derivative agreements – The Company utilizes swap and collar contracts to hedge the effect of price changes on a portion of its future oil and natural gas production. The objective of the Company’s hedging activities and the use of derivative financial instruments is to achieve more predictable cash flows. The use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts. The derivative contracts may be terminated by a nondefaulting party in the event of default by one of the parties to the agreement.

14

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company has elected not to apply hedge accounting to any of its derivative transactions, and, consequently, the Company recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in accumulated other comprehensive income for those commodity derivatives that would otherwise qualify as cash flow hedges. All derivative instruments are recorded on the balance sheet at fair value.

As of December 31, 2023, the Company had the following commodity derivative instruments outstanding through 2023, as summarized in the table below:

	Collars
			Weighted Average Contract Price
Commodity/Index/Maturity Period	Quantity	Units	Floor	Ceiling

Crude Oil
NYMEX
2024	247,100	BBL	$66.55	$79.15

Derivative assets and liabilities fair value – The fair value of the derivative commodity contracts was a net asset of approximately $271,000 and a net liability of approximately $2,728,000 at December 31, 2023 and 2022, respectively. The following table details the fair value of derivatives recorded in the accompanying consolidated balance sheets, by category:

	Fair Value	Fair Value
	December 31, 2023	December 31, 2022

Derivative asset - current	$270,925	$-
Derivative liability - current	$-	$2,727,867

Derivative gain (loss) – The following table summarizes the components of the net derivative gain (loss) line item presented in the accompanying consolidated statements of operations during the years ended December 31:

	2023	2022

Unrealized gain on derivatives	$2,998,792	$3,286,777
Realized loss on derivatives	(1,021,596)	(21,751,084)

Total gain (loss) on derivatives	$1,977,196	$(18,464,307)

15

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5 – Fair Value Measurements

The Company follows ASC 820, Fair Value Measurements and Disclosures, which establishes a hierarchy for the inputs utilized in measuring fair value. The hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1 – Quoted prices for identical assets or liabilities in active markets;

Level 2 – Quoted prices for similar assets or liabilities in active markets; and

Level 3 – Unobservable inputs for the asset or liability, such as discounted cash models.

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2023 and 2022:

	Fair Value Measurement at December 31, 2023
	Level 1	Level 2	Level 3	Total

Derivative instruments	$-	$270,925	$-	$270,925

Total investments	$-	$270,925	$-	$270,925

	Fair Value Measurement at December 31, 2022
	Level 1	Level 2	Level 3	Total

Derivative instruments	$-	$2,727,867	$-	$2,727,867

Total investments	$-	$2,727,867	$-	$2,727,867

The inputs used to determine such fair value are primarily based upon observable market data for similar instruments, including the forward curve for commodity prices based on quoted market prices and would be classified within Level 2.

Note 6 – Leases

The Company leases a compressor under a noncancellable operating lease agreement. It has been determined that the lease does not constitute a finance lease. Operating lease ROU assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The Company believes any option to terminate is not reasonably certain for the operating lease agreement.

For the year ended December 31, 2023, components of lease expense were as follows:

Operating lease cost	$68,000
Short-term lease cost	$1,270,763

16

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

All components of lease costs are expensed within lease operating expenses on the consolidated statement of income.

There was not any lease expense under ASC 842 during the year ended December 31, 2022.

For the year ended December 31, 2023, supplemental cash flow information related to leases was as follows:

Cash paid for amounts included in measurement of lease liabilities
Operating cash flows used for operating leases (including short-term)	$68,000

Right-of-use assets obtained in exchange for lease obligations (noncash)
Operating leases	$388,011

Weighted-average remaining lease term (years)
Operating leases	1.7

Weighted-average discount rate
Operating leases	4.9%

The following is the future maturities of the annual undiscounted cash flows of the operating lease liability as of December 31, 2023:

Years Ending
December 31,

2024	$204,000
2025	136,000

Total minimum lease payments	340,000

Less imputed interest	(14,067)

Present value of lease liability	$325,933

Note 7 – Commitments and Contingencies

Government regulation – Many aspects of the oil and gas industry are extensively regulated by federal, state, and local governments in all areas in which the Company has operations. Regulations govern such things as drilling permits, environmental protection and pollution control, spacing of wells, the unitization and pooling of properties, reports concerning operations, royalty rates, and various other matters, including taxation. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic, and other reasons. As of December 31, 2023 or 2022, the Company has not been fined or cited for any violations of governmental regulations that would have a material adverse effect upon the financial condition, capital expenditures, earnings, or competitive position of the Company in the oil and gas industry.

17

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Litigation – From time to time, the Company may be involved in litigation related to claims arising out of its operations in the normal course of business. As of the date of this report, no legal proceedings are ongoing or pending that management believes could have a materially adverse effect upon the Company’s financial condition or results of operations.

Note 8 – Long-Term Debt

Revolving Loan – On February 22, 2021, the Company entered into a revolving loan agreement (the Loan Agreement) with a maturity of February 22, 2024. The Loan Agreement provides for a maximum revolving loan (the Revolving Loan) of $35,000,000 with an initial borrowing base of $10,000,000. In October 2022, the Loan Agreement was amended. The total borrowing base and sublimit increased to $30,000,000 for the revolving loan.

All sums advanced under the Revolving Loan, together with all accrued but unpaid interest thereon, are due in full at maturity. The Loan Agreement requires the Company to maintain certain affirmative and negative covenants, including certain financial ratios defined in the Loan Agreement and second amendment, and provides the lender with a first security interest in substantially all of the Company assets. The interest rate of the Revolving Loan is the lesser of the (1) Wall Street Journal prime rate, plus the applicable margin, or (2) the Maximum Rate as defined per the Loan Agreement. The interest rate as of December 31, 2023, was 9.50%. Commitment fees equal to 0.5% of the undrawn amount are payable quarterly under this agreement. The outstanding balance on the Revolving Loan as of December 31, 2023, was $16,783,333, due in full on the maturity date of February 22, 2024. Debt issuance cost was approximately $123,000.

On March 30, 2023, the Company amended its Loan Agreement to provide for a maximum Revolving Loan of $50,000,000 which matures on February 22, 2026. As of the date of the amendment the borrowing base was increased to $35,000,000, with a sublimit of $25,000,000, and continues to be subject to regular redeterminations by the lender. Permitted distributions are subject to limitations defined within the amendment and required hedge transactions are amended such that as of December 31, 2023, and thereafter, so long as the borrowing base utilization exceeds 60%, the Company is required to maintain crude oil hedges of at least 60% of the Company’s anticipated crude oil production for a period of no less than 12 months, to be complied with on a quarterly basis.

On August 31, 2023, the Company amended its Loan Agreement to decrease the borrowing base to $33,000,000.

March 2023 Term Loan – The March 2023 amended Loan Agreement also allows for a new Term Loan (March 2023 Term Loan) in the amount of $10,000,000 which commences on the date of the amendment and continues through July 31, 2023, after which the Lender shall have no further commitment to make an advance on the March 2023 Term Loan, so long as the aggregate advances do not exceed $10,000,000. The March 2023 Term Loan shall be payable in monthly principal installments commencing on August 1, 2023, plus all accrued interest, and matures on July 1, 2024. The March 2023 Term Loan bears interest at a rate equal to the sum of the Prime Rate, plus the Applicable Margin (as defined in the Loan Agreement); provided, however, that the interest rate on the March 2023 Term Loan shall never fall below 3.75%. The outstanding balance on the March 2023 Term Loan as of December 31, 2023, was $3,800,000. The full outstanding balance is due in full on the maturity date of July 1, 2024.

18

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

September 2021 Term Loan – On September 1, 2021, the Loan Agreement was amended to establish a term loan (September 2021 Term Loan) in the amount of $12,000,000 that matured on August 31, 2022. The September 2021 Term Loan was payable in monthly principal installments commencing January 31, 2022, plus all accrued interest. Interest for the September 2021 Term Loan was fixed at 5.25%. The September 2021 Term Loan also provides the lender with a first security interest in substantially all of the Company assets. As of December 31, 2023, this loan matured and was paid off in full.

Interest expense related to the Revolving Loan and the Term Loan for the years ended December 31, 2023 and 2022, was approximately $1,922,000 and $795,000, respectively.

Note 9 – Related Parties

Management fees – The Company receives management services from Nickel Road Management LLC under the Management Services Agreement dated March 30, 2018 (the Services Agreement). In accordance with the Service Agreement, Nickel Road Management LLC provides management services, including office space and employment of all employees. The Company pays Nickel Road Management LLC a monthly amount equal to the allocated costs for monthly general and administrative expenses approved by the managers (the Development Plan and Budget). The Services Agreement will remain in effect for three years and will automatically extend for successive one-year terms coinciding with the period covered by the Development Plan and Budget unless terminated under the terms of the Services Agreement. For the years ended December 31, 2023 and 2022, the Company incurred service agreement reimbursement costs of approximately $3,781,000 and $4,122,000, respectively. For the years ending December 31, 2023 and 2022, the Company had approximately $114,000 and $256,000 in management fees due to Nickel Road Management LLC, respectively.

Note 10 – Estimated Quantities of Oil and Gas Reserves (unaudited)

Costs Incurred

The following table sets forth the costs incurred for property acquisitions, exploration, and development activities:

	Years Ended December 31,
	2023	2022
Acquisition costs
Proved	$134,895	$1,028,411
Unproved	720,003	1,213,079
Exploration costs
Geological and geophysical	-	-
Development costs	31,918,742	34,719,791
Total costs incurred	$32,773,640	$36,961,281

19

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Oil and Natural Gas Reserves

The following table sets forth the Company’s net proved oil and gas reserves and the changes in net proved oil and gas reserves for the years ended December 31, 2021, 2022, and 2023. All of the Company’s proved reserves are located in the state of Colorado in the United States of America.

	Oil (Bbl)	Gas (Mcf)	Liquids (Bbl)	BOE
Proved reserves at December 31, 2021	9,150,124	16,386,179	4,126,059	16,007,213
Revisions	(1,806,746)	875,476	(850,846)	(2,511,680)
Extensions	2,238,184	5,752,187	1,031,821	4,228,703
Divestiture of reserves	(1,705,171)	(3,197,920)	(785,350)	(3,023,508)
Acquisition of reserves	-	-	-	-
Production	(618,787)	(919,804)	(161,585)	(933,673)
Proved reserves at December 31, 2022	7,257,604	18,896,118	3,360,099	13,767,056
Revisions	177,709	485,626	(40,027)	218,620
Extensions	1,992,949	4,513,455	786,530	3,531,722
Divestiture of reserves	(155,373)	(286,151)	(49,733)	(252,798)
Acquisition of reserves	-	-	-	-
Production	(616,616)	(887,881)	(149,000)	(913,596)
Proved reserves at December 31, 2023	8,656,273	22,721,167	3,907,869	16,351,003

Proved developed reserves at
December 31, 2021	3,731,662	6,669,807	1,182,570	6,025,867
December 31, 2022	2,599,724	6,452,542	1,103,821	4,778,969
December 31, 2023	2,481,059	7,689,981	1,287,231	5,049,954

Proved undeveloped reserves at
December 31, 2021	5,418,462	9,716,372	2,943,489	9,981,346
December 31, 2022	4,657,880	12,443,576	2,256,278	8,988,087
December 31, 2023	6,175,214	15,031,186	2,620,638	11,301,050

20

Nickel Road Operating LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 11 – Standardized Measure of Discounted Future Net Cash Flows (unaudited)

The standardized measure of discounted future net cash flows from the Company’s proved oil and gas reserves is presented in the following table:

	Years Ended December 31,
	2023	2022

Future cash inflows	$797,665,069	$883,016,626
Future production costs and taxes	(304,141,326)	(293,548,055)
Future development costs	(170,282,285)	(147,621,778)
Future income tax expense	-	-

Future net cash flows	323,241,458	441,846,793
10% annual discount for estimated timing of cash flows	(149,312,372)	(197,175,725)
Standardized measure of discounted future net cash flows	$173,929,086	$244,671,068

The following are the principal sources of change in standardized measure of discounted future net cash flows from the Company’s proved oil and gas reserves:

	Years Ended December 31,
	2023	2022

Balance, beginning of year	$244,671,068	$259,924,928
Net change in prices and production costs	(98,531,959)	66,158,782
Net change in future development costs	3,286,634	(18,682,942)
Oil and gas net revenue	(39,144,165)	(57,149,450)
Extensions	31,061,825	52,216,906
Acquisition of reserves	-	-
Divestiture of reserves	(8,286,790)	(48,657,637)
Revisions of previous quantity estimates	3,822,640	(49,945,233)
Previously estimated development costs incurred	21,453,129	15,239,276
Net change in taxes	-	-
Accretion of discount	24,467,107	25,992,493
Changes in timing and other	(8,870,403)	(426,055)
Balance, end of year	$173,929,086	$244,671,068

Estimated net future cash flows represent an estimate on future net revenues from the production of proved reserves using average sales prices along with estimates of the operating costs, production taxes, and future development and abandonment costs necessary to produce such reserves. The Company’s proved reserves as of December 31, 2023 and 2022, were measured using commodity prices based on the twelve-month unweighted arithmetic mean of the first day of the month price for the period of January through December. No deduction has been reflected for depreciation, depletion, or any direct cost, such as general and administrative costs.

Note 12 – Subsequent Events

On January 11, 2024, the Company entered into an Asset Purchase Agreement (the Transaction) with Prairie Operating Co., LLC (Prairie) to sell all of the Company’s interests in its oil and gas properties effective February 1, 2024, for cash proceeds of $83.0 million, subject to customary closing adjustments, and additional cash consideration of $11.5 million for existing permitted locations drilled by Prairie. The Transaction has not closed as of the date the financial statements were available to be issued.

In conjunction with the Transaction, the Company liquidated its open hedge positions in January 2024 resulting in net cash proceeds of approximately $223,000. On January 31, 2024, the Company received a waiver of the minimum hedge transaction requirement from the lender through July 1, 2024. The Revolving Loan is reflected as a long-term debt on the Company’s balance sheet as of December 31, 2023. However, should the Company fail to repay the loan in full, reapply required hedges, or receive another such waiver from the lender, the Revolving Loan could become due on July 1, 2024.

The Company has reviewed all subsequent events through March 14, 2024, the date the consolidated financial statements were available to be issued.

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